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                                                                      EXHIBIT 23

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT



To the Board of Directors
 and Shareholders of
Automatic Data Processing, Inc.
Roseland, New Jersey



We have audited the consolidated financial statements of Automatic Data Processing, Inc. as of June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, and have issued our report thereon dated August 11, 1995, which report includes an explanatory paragraph indicating changes in accounting principles for postemployment benefits other than pensions and for income taxes; such consolidated financial statements and report are included in your 1995 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the financial statement schedule of Automatic Data Processing, Inc., listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

In addition, we consent to the incorporation by reference in Automatic Data Processing, Inc.'s Registration Statement No. 33-45150 on Form S-3 and Registration Statements Nos. 33-24987, 33-25290, 33-38338, 2-75287, 33-38366,
33-38365, and 33-46168 on Form S-8 of our report dated August 11, 1995, included in your 1995 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Automatic Data Processing, Inc. for the year ended June 30, 1995.



/s/ Deloitte & Touche LLP
New York, New York
August 11, 1995